Exhibit 99.1

The share transfer described in this document involves securities of a Japanese company. The share transfer is subject to disclosure requirements of Japan that are different from those of the United States. Financial information included in this document, if any, was excerpted from financial statements prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in Japan and some or all of its officers and directors reside outside of the United States. You may not be able to sue a Japanese company or its officers or directors in a Japanese court for violations of the U.S. securities laws. It may be difficult to compel a Japanese company and its affiliates to subject themselves to a U.S. court’s judgment. You should be aware that the issuer may purchase securities otherwise than under the share transfer, such as in the open market or through privately negotiated purchases.

This document has been translated from the Japanese-language original for reference purposes only. In the event of any conflict or discrepancy between this document and the Japanese-language original, the Japanese-language original shall prevail in all respects.

Securities Code: 6486

Start date of measures for electronic provision: June 2, 2026

Date of sending by postal mail: June 4, 2026

To our shareholders:

Tetsuji Tsuru

Chairman of the Board

Eagle Industry Co., Ltd.

(Location of the Head Office)

1-12-15 Shiba-Daimon, Minato-ku, Tokyo

(Location of the Headquarters)

2-4-1, Shiba-koen, Minato-ku, Tokyo

14F, Shiba-Park Bldg.-B

NOTICE OF THE FY2025 ORDINARY GENERAL MEETING OF SHAREHOLDERS

The FY2025 Ordinary General Meeting of Shareholders of Eagle Industry Co., Ltd. (the “Company”) will be held as described below.

When convening this general meeting of shareholders, the Company takes measures for providing information that constitutes the content of reference documents for the shareholders meeting, etc. (items for which measures for providing information in electronic format are to be taken) in electronic format. This information is posted on each of the websites below, so please access either of those websites to confirm the information.

The Company’s website:

Access the Company’s website by using the internet address shown below, and click “Investor Relations.” Then select “IR Library” and click “General Meeting of Shareholders” from the menu.

The Company’s website:

https://www.ekkeagle.com/jp/

TSE website (Listed Company Search):

In addition to posting items subject to measures for electronic provision on the website above, the Company also posts this information on the website of the Tokyo Stock Exchange (TSE).

Access the following TSE website, enter “Eagle Industry” in “Issue name (company name)” or the Company’s securities code “6486” in “Code,” and click “Search.” Then, click “Basic information” and select “Documents for public inspection/PR information.” Under “Filed information available for public inspection,” click “Click here for access” under “[Notice of General Shareholders Meeting /Informational Materials for a General Shareholders Meeting].”

TSE website:

https://www2.jpx.co.jp/tseHpFront/JJK010010Action.do?Show=Show

If attending the meeting in person, please present the voting form at the reception desk.

If you are unable to attend the meeting in person, you may exercise your voting rights via the Internet or in writing (postal mail). Please review the attached Reference Documents for the General Meeting of Shareholders and exercise your voting rights no later than 5:15 p.m., Tuesday, June 23, 2026 (JST).

1.	Date and Time:	Wednesday, June 24, 2026 at 10:00 a.m. (JST) (Reception will open at 9:00 a.m.)
2.	Venue:	N.O. Room, AP Hamamatsucho, B1F, Shiba-Park Bldg.-B 2-4-1, Shiba-koen, Minato-ku, Tokyo

Please see the guide to the venue of the General Meeting of Shareholders for details. In the event that the venue is changed, notice will be provided on our website (https://www.ekkeagle.com/jp/) (in Japanese).

3.	Purposes:

Items to be reported:

1.	Business Report and Consolidated Financial Statements for the FY2025 (from April 1, 2025 to March 31, 2026), as well as the results of audit of the Consolidated Financial Statements by the Accounting Auditor and the Audit & Supervisory Committee
2.	Non-Consolidated Financial Statements for the FY2025 (from April 1, 2025 to March 31, 2026)

Item to be resolved:

Proposal 1: Approval of the Share Transfer Plan

Proposal 2: Election of seven (7) Directors (excluding Directors who are Audit & Supervisory Committee Members)

Proposal 3: Election of four (4) Directors who are Audit & Supervisory Committee Members

-	Shareholders who have completed the procedure for requesting delivery of paper-based documents by March 31, 2026 will also receive paper-based documents stating items subject to measures for electronic provision (this document and separate volume). The following matters are excluded from this document under the provisions of laws and regulations and Article 13 of the Articles of Incorporation of the Company.
•	Business Report
■	Among Items Related to the Current Status of the Corporate Group, “main business contents,” “major sales offices and factories,” “status of employees,” and “status of major lenders”
■	Among Items Related to Company Directors, “Items related to Outside Directors”
■	Items Related to Company Shares
■	Items Related to Share Acquisition Rights
■	Status of the Accounting Auditor
■	Structure to Ensure Appropriate Operations and Operational Status of Said Structure
•	Consolidated Financial Statements “Consolidated Statements of Changes in Equity” and “Notes to Consolidated Financial Statements”
•	Non-Consolidated Financial Statements “Balance Sheets,” “Statements of Income,” “Statements of Changes in Equity,” and “Notes to Non-Consolidated Financial Statements”
•	Accounting audit report on Non-Consolidated Financial Statements
•	Reference Documents for the General Meeting of Shareholders Supplement to Proposal 1: Approval of the Share Transfer Plan
■	“4. Information on NOK (1) Content of the financial statements for the most recent fiscal year (fiscal year ended March 31, 2026)”
-	If revisions to the items subject to measures for electronic provision arise, a notice of the revisions and the details of the items before and after the revisions will be posted on each of the above websites.

Information on the Exercise of Voting Rights

Voting rights at the General Meeting of Shareholders are an important right of all shareholders.

Please review the Reference Documents for the General Meeting of Shareholders provided hereafter and exercise your voting rights. You may exercise your voting rights by one of the following three methods.

Attending the General Meeting of Shareholders

Please present the Exercise Voting Rights Form at the reception desk.

Date and Time: Wednesday, June 24, 2026 at 10:00 a.m. (JST) (Reception will open at 9:00 a.m.)

Exercising voting rights by postal mail

Please indicate your approval or disapproval of each proposal on the Exercise Voting Rights Form and return it without affixing a stamp.

Deadline	Must arrive by Tuesday, June 23, 2026 at 5:15 p.m.

Exercising voting rights via the Internet

Please indicate whether you approve or disapprove of each proposal following the instructions on the next page.

Deadline	Must be exercised by Tuesday, June 23, 2026 at 5:15 p.m.

How to Fill Out Your Exercise Voting Rights Form

Proposal 1:

To approve: Mark a “〇” in the “Approve” column

To disapprove: Mark a “〇” in the “Disapprove” column.

Proposals 2 and 3

To approve all candidates: Mark a “〇” in the “Approve” column

To disapprove all candidates: Mark a “〇” in the “Disapprove” column

To disapprove certain candidates: Mark a “〇” in the “Approve” column and write the candidate number(s) of those you wish to disapprove.

In the event that voting rights are exercised both in writing (by mail) and via the internet, the exercise of voting rights via the internet shall be treated as the valid exercise of voting rights. Furthermore, if voting rights are exercised multiple times via the internet, the final vote cast shall be treated as the valid exercise of voting rights.

If no indication of approval or disapproval for a proposal is made on the Voting Rights Exercise Form when exercising voting rights in writing (by mail), it shall be treated as an indication of approval.

Information on the Exercise of Voting Rights via the Internet

Scanning the QR Code

You can log in to the voting rights exercise website without having to enter the Login ID and Password printed on the Voting Rights Exercise Form.

1.	Please scan the QR Code provided on the Exercise Voting Rights Form.

*	“QR Code” is a registered trademark of DENSO WAVE INCORPORATED.

2.	Follow the on-screen instructions thereafter to input your approval or disapproval.

Entering Login ID and Password

Website for exercise of voting rights: https://evote.tr.mufg.jp/ (in Japanese)

1.	Access the website for exercise of voting rights.

2.	Log in by entering your “login ID” and “temporary password” presented on the Exercise Voting Rights Form.

3.	Indicate your approval or disapproval by following the instructions on the screen.

In case you need instructions for how to operate your personal computer or smartphone in order to exercise your voting rights via the Internet, please contact:	Mitsubishi UFJ Trust and Banking Corporation, Corporate Agency Division Help Desk 0120-173-027 (Toll-free / Hours: 9:00 a.m. to 9:00 p.m.)

Institutional investors may use the Electronic Voting Platform for institutional investors operated by ICJ, Inc.

Reference Documents for the General Meeting of Shareholders

Proposal 1: Approval of the Share Transfer Plan

The details of this proposal are as described in the “Reference Documents for the General Meeting of Shareholders Supplement to Proposal 1.”

Proposal 2: Election of seven (7) Directors (excluding Directors who are Audit & Supervisory Committee Members)

The terms of office of all eight (8) Directors (excluding Directors who are Audit & Supervisory Committee Members. The same shall apply to the remainder of this proposal) will expire at the conclusion of this Meeting. Therefore, the Company proposes the election of seven (7) Directors. The candidates for Directors are as follows:

No.	Name (Date of birth)	Career summary, position and responsibilities		Number of the Company’s shares owned
1	Tetsuji Tsuru (August 16, 1949) Reelection Male Board meeting attendance 12/12 meetings	Apr. 1972	Joined NOK CORPORATION	169,133
		June 1977	Director and Vice President, NOK Inc.
		June 1979	Director, the Company
		June 1981	MBA, Sloan School of Management, Massachusetts Institute of Technology
		Jan. 1982	Managing Director, the Company
		Apr. 1984	Senior Managing Director, the Company
		June 1985	Representative Director and Vice President, the Company
		June 1989	Representative Director and President, the Company
		June 2006	Director, NOK CORPORATION
		June 2018	Representative Director, Chairman of the Board and President, the Company (incumbent)

Reasons for nomination as a candidate for Director

Tetsuji Tsuru has worked as the Company’s Representative Director and President for many years, and based on his plentiful knowledge and experience from that business management activity, we have made him a candidate for Director and ask for his reelection.

2	Masaki Nakao (April 9, 1955) Reelection Male Board meeting attendance 12/12 meetings	Apr. 1980	Joined the Company	30,200
		June 2005	Director, the Company
		June 2009	Operating Officer, the Company
		Jan. 2011	Senior Operating Officer and General Manager, Corporate Strategic Planning Office, the Company
		June 2018	Senior Managing Director and General Manager, Corporate Strategic Planning Office, the Company
		Oct. 2020	Representative Director and Vice President and General Manager, Corporate Strategic Planning Office, the Company
		June 2022	Representative Director and Vice President, the Company
		Feb. 2023	Representative Director, Vice President and General Manager, Defense Business Corporate Office, the Company
		Oct. 2024	Representative Director, Vice President, General Manager, Corporate Administration Office and Defense Business Corporate Office, the Company (incumbent)

Reasons for nomination as a candidate for Director

Masaki Nakao has plentiful experience and results related to conducting the Group’s overseas business and corporate planning, and we have made him a candidate for Director and ask for his reelection.

No.	Name (Date of birth)	Career summary, position and responsibilities		Number of the Company’s shares owned
3	Norio Uemura (February 24, 1959) Reelection Male Board meeting attendance 10/12 meetings	Mar. 1989	Joined NOK CORPORATION	30,400
		June 2010	Operating Officer, the Company
		Jan. 2014	Senior Operating Officer, the Company
		June 2014	Senior Managing Director and General Manager, Engineering Division, the Company
		Mar. 2016	Doctor of Engineering
		June 2022	Representative and Senior Managing Director and General Manager, Engineering Division, the Company (incumbent)

Reasons for nomination as a candidate for Director

Norio Uemura has plentiful experience and results with our Group’s products and service technology and has deep insight as a Doctor of Engineering. Therefore, we have made him a candidate for Director and ask for his reelection.

4	Masahide Shimada (March 19, 1966) Reelection Male Board meeting attendance 12/12 meetings	Apr. 1988	Joined the Company	19,300
		Apr. 2011	Department Manager, Manufacturing Engineering Department, AI•CI Division, the Company
		June 2018	Operating Officer and Deputy General Manager, Al•CI Division, the Company
		June 2019	Operating Officer and General Manager, AI•CI Division, the Company
		Apr. 2020	Senior Operating Officer and General Manager, AI•CI Division, the Company
		June 2022	Senior Managing Director and General Manager, AI•CI Division, the Company
		Feb. 2023	Senior Managing Director and General Manager, AI•CI Division, the Company and Nuclear Power Business Corporate Office, the Company (incumbent)

Reasons for nomination as a candidate for Director

Masahide Shimada has plentiful experience and results in supervising production technology and other aspects of the Company’s businesses in the automotive and construction machinery industries. Therefore, we have made him a candidate for Director and ask for his reelection.

No.	Name (Date of birth)	Career summary, position and responsibilities		Number of the Company’s shares owned
5	Ryota Nakazawa (March 2, 1985) Reelection Male Board meeting attendance 12/12 meetings	Apr. 2007	Joined SANYO SHOKAI LTD.	2,700
		Mar. 2017	Joined the Company
		Apr. 2021	Deputy General Manager, Corporate Strategic Planning Office, the Company
		June 2021	Operating Officer and General Manager, Corporate Strategic Planning Office, the Company
		June 2022	Senior Operating Officer and General Manager, Corporate Strategic Planning Office, the Company
		Feb. 2023	Senior Operating Officer, General Manager, Corporate Strategic Planning Office, and Deputy General Manager, Defense Business Corporate Office, the Company
		June 2024	Senior Managing Director, General Manager, Corporate Strategic Planning Office, and Deputy General Manager, Defense Business Corporate Office, the Company (incumbent)
		June 2025	Representative Director and Chairman, EagleBurgmann Japan Co., Ltd. (incumbent)
[Significant concurrent positions ] Representative Director and Chairman, EagleBurgmann Japan Co., Ltd.

Reasons for nomination as a candidate for Director

Ryota Nakazawa has plentiful experience and results related to conducting the Group’s overseas business and corporate planning, and we have made him a candidate for Director and ask for his reelection.

6	Yoshinobu Murata (February 8, 1964) New election Male Board meeting attendance –	Apr. 1987	Joined NOK CORPORATION	800
		Sept. 2009	Joined the Company
		June 2017	Director, EagleBurgmann Japan Co., Ltd.
		June 2018	Deputy General Manager, EagleBurgmann Corporate Office, the Company
		Jan. 2020	Deputy General Manager, Corporate Finance & Accounting Office, the Company
		June 2022	Operating Officer and General Manager, Corporate Finance & Accounting Office, the Company Corporate Auditor, EagleBurgmann Japan Co., Ltd. (incumbent)
		June 2023	Senior Operating Officer and General Manager, Corporate Finance & Accounting Office, the Company (incumbent)
[Significant concurrent positions ] Corporate Auditor, EagleBurgmann Japan Co., Ltd.

Reasons for nomination as a candidate for Director

Yoshinobu Murata has extensive experience and track record in the financial and accounting area of the Company Group, so we have newly nominated him as a candidate for Director.

No.	Name (Date of birth)	Career summary, position and responsibilities		Number of the Company’s shares owned
7	Risa Yamasawa (Name on the family register: Risa Nakamura) (March 23, 1979) Reelection Independent Outside Director Female Board meeting attendance after assuming office as Director 8/8 meetings	Oct. 2003	Registered as an attorney at law (member of the Dai-ichi Tokyo Bar Association)	–
		Oct. 2013	Appointed as a Civil Mediator, Tokyo District Court
		Jan. 2015	Joined Iwasaki & Motoyama Law Office
		June 2025	Outside Director, the Company (incumbent)

Reasons for nomination as a candidate for Outside Director and overview of expected roles

Risa Yamasawa is expected to provide supervision and counsel on the execution of duties by the Company’s Directors from an objective, broad and advanced perspective based on her vast amount of experience as an attorney and high principles, so we have nominated her as a candidate for Outside Director and ask for her reelection. Although she has not been involved in corporate management in the past, for the reasons stated above, we believe she can appropriately carry out her responsibilities as an Outside Director. If elected, she will continue to be involved in selection of candidates for director positions and determination of director compensation from an objective and neutral standpoint as a member of the Nomination and Compensation Committee.

(Notes)	1.	Representative Director of the Board Candidate Ryota Nakazawa concurrently serves as Representative Director and Chairman of EagleBurgmann Japan Co., Ltd., and candidate Yoshinobu Murata concurrently serves as a Corporate Auditor of said company. The Company has a business relationship, selling and purchasing products, etc., with this company.
2.	There are no special interests between the other candidates and the Company.
3.	Risa Yamasawa (Name on the family register: Risa Nakamura) is a candidate for Outside Director.
4.	Candidate Risa Yamasawa was elected at the FY2024 Ordinary General Meeting of Shareholders and has participated in all Board meetings held thereafter.
5.	Candidate Risa Yamasawa is a candidate for Outside Director. Her term of office will be one (1) year at the conclusion of this General Meeting.
6.	The Company has entered into a liability insurance agreement for directors and officers, etc. with all directors as insured as set forth in Article 430-3, paragraph 1 of the Companies Act. It covers damages that may arise from insured directors being liable in relation to the execution of their duties or being subjected to claims pursuing such liability. The grounds for exemption ensure that the appropriateness of the execution of duties is not impaired, by excluding damages arising from unlawful acts on the part of the insured or actions taken while recognizing that they violate the law. Furthermore, if each candidate is elected as a director, we plan to renew the relevant insurance contract after their appointment, but we are also considering an arrangement where NOK Group Corporation. (to be established via a share transfer) will enter into a similar liability insurance agreement for officers, etc. (D&O insurance) contract that covers the officers of the Company as well.
7.	The following is an overview of the contents of the limited liability agreements with Outside Directors.
The Company has concluded an agreement with Risa Yamasawa under the provision of Article 427, paragraph 1 of the Companies Act to limit liability for damages as provided for in Article 423, paragraph 1 of the Act. The limit of liability as provided for in this agreement is the amount specified by laws and regulations. If her reelection is approved, the Company plans to renew the said agreement with her.
8.	The Company has designated Risa Yamasawa as an independent Director in accordance with the regulations of the Tokyo Stock Exchange and has notified the Exchange to that effect. If her election is approved, the Company intends to continue her designation as an independent Director.

Proposal 3: Election of four (4) Directors who are Audit & Supervisory Committee Members

The terms of office of all four (4) Directors who are Audit & Supervisory Committee Members will expire at the conclusion of this Meeting. Therefore, the Company proposes the election of four (4) Directors who are Audit & Supervisory Committee Members.

The candidates for Directors who are Audit & Supervisory Committee Members are as follows:

No.	Name (Date of birth)	Career summary, position and responsibilities		Number of the Company’s shares owned
1	Yasumitsu Iba (June 29, 1961) Reelection Male Board meeting attendance 12/12 meetings Audit & Supervisory Committee Attendance 12/12 meetings	Apr. 1985	Jointed The Long-Term Credit Bank of Japan, Limited	5,800
		Nov. 2000	Joined The Industrial Bank of Japan, Limited
		Oct. 2007	Joined State Street Trust and Banking Co., Ltd.
		July 2010	Joined the Company
		Jan. 2013	General Manager, Accounting Department, Corporate Finance & Accounting Office, the Company
		July 2017	Deputy General Manager, Corporate Finance & Accounting Office, the Company
		June 2019	Operating Officer and Deputy General Manager, Corporate Finance & Accounting Office, the Company
		Jan. 2020	Operating Officer, the Company Senior Managing Director, EagleBurgmann Japan Co., Ltd.
		Jan. 2023	Operating Officer and Deputy General Manager, Corporate Finance & Accounting Office, the Company
		June 2023	Standing Corporate Auditor, the Company
		June 2024	Director (Standing Audit & Supervisory Committee Member), the Company (incumbent)

Reasons for nomination as a candidate for Director who is an Audit & Supervisory Committee Member

Yasumitsu Iba has abundant experience and accomplishments in financial institutions and the financial and accounting areas of the Group, and we have nominated him a candidate for Director who is an Audit & Supervisory Committee Member with the expectation that his deep specialization in these areas will be reflected in the auditing of the execution of duties, and ask for his reelection.

No.	Name (Date of birth)	Career summary, position and responsibilities		Number of the Company’s shares owned
2	Katsuhiko Shono (February 16, 1952) Reelection Independent Outside Director Male Board meeting attendance 12/12 meetings Audit & Supervisory Committee Attendance 12/12 meetings	Mar. 1970	Joined the Ministry of International Trade and Industry (currently the Ministry of Economy, Trade and Industry)	1,200
		July 1985	Transferred to Toronto Center, Japan External Trade Organization
		June 2002	General Manager, Traditional Crafts Industries Office, Manufacturing Industries Bureau, Ministry of Economy, Trade and Industry
		June 2005	Managing Director, The Japan Society of Industrial Machinery Manufacturers
		May 2021	Advisor, The Japan Society of Industrial Machinery Manufacturers
		May 2023	Advisor and Director, The Japan Society of Industrial Machinery Manufacturers
		June 2023	Outside Director, the Company
		June 2024	Outside Director (Audit & Supervisory Committee Member), the Company (incumbent)

Reasons for nomination as a candidate for Outside Director who is an Audit & Supervisory Committee Member and overview of expected roles

Katsuhiko Shono is expected to provide supervision and counsel on the execution of duties by the Company’s Directors from an objective, broad and advanced perspective based on his vast amount of experience in the industrial machinery field and high principles, so we have nominated him as a candidate for Outside Director who is an Audit & Supervisory Committee Member, and ask for his reelection. Also, he has not been involved in corporate management in the past other than as an Outside Officer, but we believe he can appropriately carry out the duties of an Outside Director for the reasons above. If elected, he will continue to be involved in selection of candidates for officer positions and determination of officer compensation from an objective and neutral standpoint as a member of the Nomination and Compensation Committee.

3	Masako Sakaguchi (March 31, 1967) Reelection Independent Outside Director Female Board meeting attendance 12/12 meetings Audit & Supervisory Committee Attendance 12/12 meetings	Apr. 1996	Registered as an attorney at law (member of the Dai-ichi Tokyo Bar Association)	500
		May 1999	Master in Laws (LL.M.), Northwestern University School of Law
		Jan. 2001	Registered as attorney in the State of New York
		Jan. 2009	Judicial commissioner, Tokyo Summary Court (incumbent)
		Apr. 2014	Professor, Legal Training and Research Institute, Supreme Court of Japan
		Nov. 2018	Bar Examination Committee Member (Civil law) Preliminary Bar Examination Committee Member (Civil law)
		June 2023	Outside Director, the Company
		June 2024	Outside Director (Audit & Supervisory Committee Member), the Company (incumbent)

Reasons for nomination as a candidate for Outside Director who is an Audit & Supervisory Committee Member and overview of expected roles

Masako Sakaguchi is expected to provide supervision and counsel on the execution of duties by the Company’s Directors from an objective, broad and advanced perspective based on her vast amount of experience as an attorney and high principles, so we have nominated her as a candidate for Outside Director who is an Audit & Supervisory Committee Member, and ask for her reelection. Also, she has not been involved in corporate management in the past other than as an Outside Officer, but we believe she can appropriately carry out the duties of an Outside Director for the reasons above. If elected, she will continue to be involved in selection of candidates for officer positions and determination of officer compensation from an objective and neutral standpoint as a member of the Nomination and Compensation Committee.

No.	Name (Date of birth)	Career summary, position and responsibilities		Number of the Company’s shares owned
4	Takashi Koike (August 6, 1956) Reelection Independent Outside Director Male Board meeting attendance 10/12 meetings Audit & Supervisory Committee Attendance 10/12 meetings	Oct. 1980	Joined Koikeya Co.,Ltd.	–
		July 1981	Director, Koikeya Co.,Ltd.
		July 1986	Senior Managing Director, Koikeya Co.,Ltd.
		July 1991	Vice President and Director, Koikeya Co.,Ltd.
		Mar. 1995	President and Director, Koikeya Co.,Ltd.
		Nov. 1995	Frente Co., Ltd. (currently Koikeya Co.,Ltd.) President and Representative Director
		Sept. 2016	Frente Co., Ltd. (currently Koikeya Co.,Ltd.) Chairman and CEO (incumbent)
		June 2017	Part-time Director, NISSIN CISCO CO., LTD. (incumbent)
		June 2024	Outside Director (Audit & Supervisory Committee Member), the Company (incumbent)
[Significant concurrent positions ] Chairman and Representative Director, Koikeya Co., Ltd. Part-time Director, NISSIN CISCO CO., LTD.

Reasons for nomination as a candidate for Outside Director who is an Audit & Supervisory Committee Member and overview of expected roles

Takashi Koike has abundant experience and extensive knowledge in corporate management in business companies. We expect him to continue providing supervision and counsel on the execution of duties by the Company’s Directors and from an objective, broad and advanced perspective and so have nominated him as a candidate for Outside Director who is an Audit & Supervisory Committee Member, and ask for his reelection. If elected, he will continue to be involved in selection of candidates for officer positions and determination of officer compensation from an objective and neutral standpoint as a member of the Nomination and Compensation Committee.

(Notes)	1. There are no special interests between any of the candidates and the Company.
2.	Katsuhiko Shono, Masako Sakaguchi, and Takashi Koike are candidates for Outside Director.
3.	Katsuhiko Shono, Masako Sakaguchi, and Takashi Koike are currently Outside Directors of the Company and at the conclusion of this Meeting, Katsuhiko Shono and Masako Sakaguchi will have been Outside Directors for three years, and Takashi Koike for two years.
4.	The following is an overview of the contents of the limited liability agreements with Directors.
The Company has concluded agreements with Yasumitsu Iba, Katsuhiko Shono, Masako Sakaguchi, and Takashi Koike who are candidates for Directors who are Audit & Supervisory Committee Members, under the provision of Article 427, paragraph 1 of the Companies Act to limit liability for damages as provided for in Article 423, paragraph 1 of the Act. The limit of liability as provided for in this agreement is the amount specified by laws and regulations. If their election is approved, the Company plans to renew a limited liability agreement with the same content with them.
5.	The Company has entered into a liability insurance agreement for officers, etc. with an insurance company as set forth in Article 430-3, paragraph 1 of the Companies Act. It covers damages that may arise from insured Directors being liable in relation to the execution of their duties or being subjected to claims pursuing such liability. The grounds for exemption ensure that the appropriateness of the execution of duties is not impaired, by excluding damages arising from unlawful acts on the part of the insured or actions taken while recognizing that they violate the law.
6.	The Company has registered Director Katsuhiko Shono, Masako Sakaguchi, and Takashi Koike as Independent Directors according to the regulations of Tokyo Stock Exchange and has notified the Exchange to that effect. If their election is approved, the Company intends to continue their designation as independent Directors.

(Reference)	Areas Where the Company Has Particular Expectations for Directors (Management Structure After the Approval of Proposals 2 and 3 (Planned))
		Corporate manage-ment	Business strategy	Business sales	Finance and accounting	Techno-logical R&D	Inter-nationality	ESG
Director	Tetsuji Tsuru	〇	〇	〇	〇		〇
	Masaki Nakao	〇	〇				〇	〇
	Norio Uemura	〇	〇	〇		〇
	Masahide Shimada		〇				〇
	Ryota Nakazawa	〇	〇				〇
	Yoshinobu Murata				〇		〇
	Risa Yamasawa							〇
Directors who are Audit & Supervisory Committee Members	Yasumitsu Iba				〇		〇
	Katsuhiko Shono		〇			〇
	Masako Sakaguchi						〇	〇
	Takashi Koike	〇	〇
(Note)	The above table presents areas in which the Company has particular expectations for each individual, and it does not represent the entirety of each individual’s knowledge and experience.

Business Report

(April 1, 2025 to March 31, 2026)

1.	Items Related to the Current Status of the Corporate Group
(1)	Business Progress and Results

In the current consolidated fiscal year, the environment surrounding the Group remained characterized by high uncertainty regarding the future. In addition to prolonged geopolitical risks, shifts in the policy trends of various countries (triggered by the trade and economic policies of the new U.S. administration) led to further spikes in resource prices.

Even under these business conditions, the Group’s domains saw increased revenue primarily driven by significant growth in the businesses serving the automotive, construction machinery, and semiconductor industries. As a result, net sales were 177,488 million yen (up 5.5% year on year), operating profit was 13,468 million yen (up 58.6% year on year), ordinary profit was 17,170 million yen (up 42.8% year on year), and profit attributable to owners of parent was 9,828 million yen (up 101.5% year on year).

The following shows the results in each segment.

Automotive and Construction Machinery Industries	Global production volume of EVs continued to expand, leading to strong sales of solenoid valves for suspensions. Additionally, sales of conventional products for internal combustion engines remained steady. Net sales in this segment were 93,267 million yen (up 6.5% year on year) and operating profit was 3,082 million yen (up 451.0% year on year).
General Machinery Industry	Net sales for the segment were 39,492 million yen (down 3.3% year-on-year), as plant utilization rates in Southeast Asia continued to decline against a backdrop of intensifying competition for petrochemical products, leading to a contraction in demand for repairs. Operating profit was 5,747 million yen (up 6.7% year-on-year), primarily due to an increase in after-sales services in India.
Semiconductor Industry	Performance remained strong, centered on semiconductors for generative AI-related fields. Demand for our products followed a recovery trend against the backdrop of expanding demand for high-value-added memory, such as that used in AI data centers. As a result, net sales for this segment were 16,488 million yen (up 31.0% year-on-year), and the operating loss was 1,169 million yen (compared to an operating loss of 3,766 million yen in the previous fiscal year).
Marine Industry	Demand for both new ship construction and repairs remained strong, resulting in net sales for this segment of 19,479 million yen (up 7.9% year-on-year). Operating profit was 5,100 million yen (down 3.4% year-on-year), affected by the product mix.
Aerospace Industry	While demand for aircraft products (including those related to defense) remained steady, net sales for this segment were 8,760 million yen (down 3.9% year-on-year) due to a decrease in sales of satellite-related products. Operating profit was 696 million yen (down 32.2% year-on-year), resulting from the decline in net sales as well as costs incurred to support increased production.

(2)	Capital Expenditures and Financing

Capital investment during the fiscal year ended March 31, 2026, amounted to 9,102 million yen, primarily focused on production facilities for our businesses serving the automotive and construction machinery industries.

Where appropriate, the Company used borrowings and cash on hand to meet these capital expenditures and other capital needs.

(3)	Changes in Assets and Income (Loss)
		FY2022	FY2023	FY2024	FY2025 (Current fiscal year)
Net sales	(Millions of yen)	157,380	167,042	168,172	177,488
Operating profit	(Millions of yen)	9,264	8,107	8,494	13,468
Ordinary profit	(Millions of yen)	12,277	13,799	12,024	17,170
Profit attributable to owners of parent	(Millions of yen)	6,796	7,491	4,877	9,828
Basic earnings per share	(Yen)	139.82	160.84	107.51	216.75
Total assets	(Millions of yen)	193,232	209,914	203,484	228,581
Total net assets	(Millions of yen)	112,930	125,671	122,519	142,621

[FY2022]	There was a trend toward gradual recovery as a result of the normalization of economic activities, despite the impact from the re-spreading of COVID-19 infections, leading to increases in both sales and income for our business.
[FY2023]	The outlook became increasingly uncertain due to factors such as global inflation and the expansion of geopolitical risks, and our business was also affected by these factors, resulting in an increase in net sales but a decrease in operating profit.
[FY2024]	Despite continued uncertainty regarding the future driven by factors such as the rapid depreciation of the yen, soaring raw material prices, and the monetary policies and geopolitical risks of various countries, our business progressed steadily, resulting in an increase in both revenue and profit.
[FY2025]	As described in “(1) Business Progress and Results” above.

(4) Significant Parent Company and Subsidiaries, etc.

1)	Relationship with Parent Company

Not applicable.

2)	Significant Subsidiaries
Company name	Share capital	Investment ratio (%)	Main businesses
EagleBurgmann Japan Co., Ltd.	2,930 million yen	75.0	Manufacture, maintenance and repair of mechanical seals
Eagle Industry Niigata Co., Ltd.	490 million yen	100.0	Manufacture of seal products
Shimane Eagle Co., Ltd.	490 million yen	100.0	Manufacture of seal products and special valves
Okayama Eagle Co., Ltd.	480 million yen	100.0	Manufacture of seal products and special valves
Hiroshima Eagle Co., Ltd.	100 million yen	100.0	Manufacture of mechanical seals and special valves
Eagle Industry Taiwan Corporation	NT$60 million	100.0	Manufacture and sale of mechanical seals and special valves
Eagle Industry (Wuxi) Co., Ltd.	US$36 million	100.0 (100.0)	Manufacture of mechanical seals and special valves
NEK CO., LTD.	KRW 4,277 million	100.0	Manufacture and sale of mechanical seals
EKK Eagle (Thailand) Co., Ltd.	400 million Thai baht	100.0	Manufacture and sale of mechanical seals and special valves
EBI Asia Pacific Pte. Ltd.	SG$38 million	75.0	Supervision of affiliates in Asia (excluding Japan, China, India and the Middle East) and Oceania
EagleBurgmann India Pvt. Ltd.	INR 29 million	50.0 (11.4)	Manufacture and sale of mechanical seals
Eagle Holding Europe B. V.	EUR 2 million	100.0	Supervision of subsidiaries and affiliates in Europe
EKK Eagle Industry Mexico S. A. de C. V.	866 million Mexican peso	100.0 (0.0)	Manufacture and sale of special valves
(Notes)	1. Figures in parentheses of the investment ratio column indicate the percentage of indirect ownership (included in the figures).
2.	Including the above 13 companies, there are 41 consolidated subsidiaries and 38 equity-method affiliates.

3)	Other

For the manufacture and sale of mechanical seals and other products related to the general industrial machinery industry, with the exception of the construction machinery, shipbuilding and aerospace industries, we have established a comprehensive alliance system with EagleBurgmann Germany GmbH & Co. KG (Germany).

(5)	Issues to Be Addressed (Business Environment Surrounding Our Group and Future Business Development)

In the current business environment, global energy demand and international logistics have continued to remain at high levels following the previous fiscal year, and each of the Group’s businesses has performed steadily. In particular, within our mainstay business serving the automotive and construction machinery industries, the expansion of sales for EV-related products has progressed. Additionally, in the business serving the semiconductor industry (which we are focusing on as a future growth driver) production and sales increased in tandem with the industry’s recovery. As a result, the Group’s overall earnings are on an upward trend.

On the other hand, the impact on business activities from persistent conflicts in various regions worldwide, and the resulting supply chain disruptions and soaring raw material prices, requires continued close monitoring. The situation remains unpredictable.

Under these circumstances, based on the new three-year Medium-Term Management Plan commencing this fiscal year, we will establish a business structure capable of responding flexibly to an ever-changing business environment. We will also proceed with the development and commercialization of next-generation products that leverage our proprietary technologies. Furthermore, following the business integration via joint share transfer with NOK Corporation scheduled for October 1, 2026, we will strive to create synergies through the optimization of management resources and efficient business operations of both companies. Through these efforts, we aim for medium-to-long-term growth and the enhancement of corporate value for the entire NOK Group.

The following shows main issues and initiatives by each segment.

Automotive and Construction Machinery Industries

The decline in sales of products for internal combustion engines has been more gradual than initially forecasted, and the share of EVs in global automobile production is expected to increase over the medium to long term. Accordingly, we will continue to focus on the development and sales expansion of new products that do not depend on the vehicle’s power source.

General Machinery Industry

Although the situation in the Middle East presents potential negative factors for the oil refining and petrochemical industries, global energy demand continues to show an upward trend. Accordingly, we will work to expand our business by securing new orders and sales, as well as through the after-sales service cycle.

Semiconductor Industry

With the semiconductor industry continuing its recovery from the previous fiscal year, we will not only expand production capacity and strengthen sales for each product line, but also accelerate the development of new products designed for the ever-advancing semiconductor manufacturing equipment market.

Marine Industry

Despite heightened geopolitical risks, global marine logistics and new-build vessel construction demand remain solid. Accordingly, we will continue to secure orders for products for new-build vessels and steadily advance our after-sales service activities, working to ensure stable profitability.

Aerospace Industry

In the aircraft sector, orders continue to grow in both the commercial and defense markets, and we are advancing efforts to support increased production. At the same time, we will promote the development and expansion of sales of products that leverage our technologies for the space sector as well.

Overview of the Medium-Term Management Plan

Basic Policy: Reinforcing Business Structure for Sustainable Growth - Fly Sky High!

Period: FY2026 - FY2028

President’s Initiatives:

1.	Sophisticated responses to change
2.	Creation of synergies through the NOK/EKK integration
3.	Development and commercialization of next-generation products
4.	Eternal Zero
5.	Advancement of DX and TCD / Waste Reduction (in Half)
6.	Respect for Human Dignity / Development of Human Resources

(6)	Other Important Matters Regarding the Current Status of the Corporate Group

At a meeting of the Board of Directors held on November 10, 2025, the Company resolved to conduct the Management Integration with NOK Corporation by establishing a joint holding company on October 1, 2026. Regarding the establishment of this joint holding company, the Company plans Other Important Matters Regarding the Current Status of the Corporate Group to submit a proposal concerning the establishment of a sole parent company via share transfer to the FY2025 Ordinary General Meeting of Shareholders, to be held on June 24, 2026.

2.	Items Related to Company Directors
(1)	Directors

(As of March 31, 2026)

Name	Position and responsibilities	Significant concurrent positions	Board meeting attendance
Tetsuji Tsuru	Representative Director, Chairman of the Board and President		12/12 meetings
Masaki Nakao	Representative Director, Vice President, General Manager, Corporate Administration Office and Defense Business Corporate Office		12/12 meetings
Shinji Abe	Representative Director, Senior Managing Director and General Manager, Safety, Environmental and Quality Control Office		12/12 meetings
Norio Uemura	Representative and Senior Managing Director and General Manager, Engineering Division		10/12 meetings
Masahide Shimada	Senior Managing Director, General Manager, AI•CI Division and Nuclear Power Business Corporate Office		12/12 meetings
Hidetaka Yamamoto	Senior Managing Director and General Manager, Corporate Sales & Marketing Division		12/12 meetings
Ryota Nakazawa	Senior Managing Director, General Manager, Corporate Strategic Planning Office, and Deputy General Manager, Defense Business Corporate Office	Representative Director and Chairman, EagleBurgmann Japan Co., Ltd.	12/12 meetings
Risa Yamasawa	Director		8/8 meetings
Yasumitsu Iba	Director (Standing Audit & Supervisory Committee Member)		12/12 meetings
Katsuhiko Shono	Director (Audit & Supervisory Committee Member)		12/12 meetings

Name	Position and responsibilities	Significant concurrent positions	Board meeting attendance
Masako Sakaguchi	Director (Audit & Supervisory Committee Member)		12/12 meetings
Takashi Koike	Director (Audit & Supervisory Committee Member)	Chairman and Representative Director, Koikeya Co., Ltd. Part-time Director, NISSIN CISCO CO., LTD.	10/12 meetings
(Notes)	1. Director Risa Yamasawa and Directors (Audit & Supervisory Committee Members) Katsuhiko Shono, Masako Sakaguchi, and Takashi Koike are Outside Directors.
2.	Director Risa Yamasawa was elected at the FY2024 Ordinary General Meeting of Shareholders and has participated in all Board meetings held thereafter.
3.	Director (Standing Audit & Supervisory Committee Member) Yasumitsu Iba has extensive experience and achievements in financial institutions and the financial accounting departments of the Group and has considerable knowledge of finance and accounting.
4.	The Company has registered Director Risa Yamasawa and Directors (Audit & Supervisory Committee Members) Katsuhiko Shono, Masako Sakaguchi, and Takashi Koike as Independent Directors according to the regulations of Tokyo Stock Exchange, Inc.
5.	The Company has appointed Yasumitsu Iba as a standing Audit & Supervisory Committee Member in order to strengthen the audit and supervisory functions of Audit & Supervisory Committee Members to gather information from Directors (excluding Directors who Audit & Supervisory Committee Members) and to ensure sufficient cooperation between the internal control department and Audit & Supervisory Committee Members.

(2)	Overview of the Contents of the Limited Liability Agreement

The Company has concluded agreements with each Outside Director and Director who is an Audit & Supervisory Committee Member under the provision of Article 427, paragraph 1 of the Companies Act and the Company’s Articles of Incorporation to limit liability for damages as provided for in Article 423, paragraph 1 of the Act. The limit of liability as provided for in this agreement is the amount specified by laws and regulations.

(3)	Overview of the Liability Insurance Policy for Directors and Officers

The Company has entered into a liability insurance agreement with an insurance company under Article 430-3, paragraph 1 of the Companies Act where all Directors and Corporate Auditors of the Company and its subsidiaries (including those who were in office during the current fiscal year) are insured persons, and all insurance premiums are borne by the Company.

As an overview of the insurance policy, the insurance company covers damages that may arise from insured persons being liable in relation to the execution of their duties or being subjected to claims pursuing such liability under the policy, and the policy is renewed on an annual basis.

(4)	Compensation, etc. for Directors
1)	Amount of compensation for the current fiscal year
Positions	Total amount of compensation, etc. (Millions of yen)	Total amount of compensation, etc. by type (Millions of yen)			Number of directors covered (persons)
		Basic compensation	Performance- linked compensation, etc.
			Short term	Mid to long term
Directors (excluding Directors who are Audit & Supervisory Committee Members) [of which Outside Directors]	461 [14]	269 [14]	63 [–]	128 [–]	9 [2]
Directors who are Audit & Supervisory Committee Members [of which Outside Directors]	65 [43]	65 [43]	–	–	4 [3]
Total	527 [58]	335 [58]	63 [–]	128 [–]	13 [5]
(Notes)	1. The amount paid to Directors does not include the salaries of Directors who are also employees.
2.	The amount of remuneration for Outside Directors includes compensation for their service as members of the Company’s Special Committee established on June 25, 2025.
3.	The amounts for medium- to long-term performance-linked compensation are the amounts recorded as expenses related to the points granted during the current fiscal year in relation to the officer compensation Board Incentive Plan trust.
4.	The amount of compensation, etc. for Directors includes the amount of compensation, etc. during the term of office of one (1) Director (an Outside Director) who retired at the conclusion of the FY2024 Ordinary General Meeting of Shareholders held on June 25, 2025. As of the end of the current fiscal year, there were eight (8) Directors (excluding Directors who are Audit & Supervisory Committee Members) (including one (1) Outside Director) and four (4) Directors who are Audit & Supervisory Committee Members (including three (3) Outside Directors).
5.	Matters related to resolutions at General Meetings of Shareholders for the amount of monetary compensation for Directors (excluding Directors who are Audit & Supervisory Committee Members)

With regard to the amount of monetary compensation for Directors (excluding Directors who are Audit & Supervisory Committee Members), the maximum annual total amount of compensation was resolved at the FY2023 Ordinary General Meeting of Shareholders held on June 25, 2024, to be 550 million yen (including up to 40 million yen for Outside Directors). This compensation amount shall not include the salaries of Directors who are also employees. At the conclusion of this Meeting, the number of Directors (excluding Directors who are Audit & Supervisory Committee Members) were eight (8) (including one (1) Outside Director).

6.	Matters related to resolutions at General Meetings of Shareholders for the amount of monetary compensation for Directors who are Audit & Supervisory Committee Members

With regard to the amount of monetary compensation for Directors who are Audit & Supervisory Committee Members, the maximum annual total amount of compensation was resolved at the FY2023 Ordinary General Meeting of Shareholders held on June 25, 2024, to be 100 million yen. At the conclusion of this Meeting, the number of Directors who are Audit & Supervisory Committee Members were four (4).

7.	Separately from the monetary compensation described above, at the FY2021 Ordinary General Meeting of Shareholders held on June 23, 2022, it was resolved regarding performance-linked stock compensation for Directors (excluding Outside Directors) that the upper limit of trust money contributed by the Company shall be 300 million yen per fiscal year, and the upper limit of the number of shares to be issued shall be 400,000 shares per fiscal year. At the conclusion of this Meeting, the number of eligible Directors were five (5). In line with the Company’s transition to a company with an Audit & Supervisory Committee at the FY2023 Ordinary General Meeting of Shareholders held on June 25, 2024, a resolution was made to revise the eligibility for this Plan to the Company’s Directors (excluding Directors who are Audit & Supervisory Committee Members, Outside Directors, and those not residing in Japan). At the conclusion of this Meeting, the number of eligible Directors were seven (7).
8.	Basis for the Board of Directors determining that the individual compensation, etc. for Directors (excluding Directors who are Audit & Supervisory Committee Members) during the current fiscal year was in accordance with the policy

At the Board meeting held on June 25, 2024, the Company made a resolution on the policy for the content of compensation for individual Directors. Before the Board of Directors makes a resolution, they consult with the Nomination and Compensation Committee about the content of the resolution and receive a report. The Board of Directors also confirms that the method for determining the content of compensation, etc. and the content of the determined compensation, etc. are in harmony with the policy that was resolved by the Board of Directors, and that the report by the Nomination and Compensation Committee was respected. Therefore, it was determined that the individual compensation, etc. for Directors (excluding Directors who are Audit & Supervisory Committee Members) during the current fiscal year was in harmony with the determined policy.

2)	Matters related to performance-linked compensation

Performance-linked compensation is paid in a range between 0 and 200% according to the degree of achievement of evaluation items.

When determining short-term performance-linked compensation, it is the Company’s judgment that maintaining and improving the profit level is the most appropriate indicator of corporate performance. As such, the degree of achievement of the initial operating profit plan, dividend amount, employee bonus amount and other matters impacting performance (natural disasters, extraordinary gains/losses, etc.) are considered. The Company has set a consolidated operating profit plan of 9.0 billion yen, and based on the actual operating profit of 13.4 billion yen for the current fiscal year, short-term performance-linked compensation for the current fiscal year was determined to be paid at a rate of 175% of the base value (100%) for each position.

The company’s shares are used for medium- to long-term performance-linked compensation (non-monetary compensation), and we utilize the officer compensation BIP (Board Incentive Plan) trust system. The relevant compensation indicators and reason for selecting those indicators are as described in “3) Policy and method of determining officer compensation, etc.”

The amount of medium- to long-term performance-linked compensation, etc. (non-monetary compensation) for FY2023 to FY2025 is granted to each eligible person based on the Rules for Issuance of Shares, using the number of points obtained by subtracting the assumed stock price (average closing price of the Company’s shares in regular trading on the Tokyo Stock Exchange on each day of the month preceding the month containing the start date of the target period (excluding days on which no trading takes place)) from the base amount. The Company plans to deliver and provide Company shares and other benefits in a number corresponding to the cumulative total of points, representing 50% of the base points granted during each fiscal year within the target period, multiplied by a performance-linked coefficient.

Furthermore, as the current fiscal year is the final year of the trust period, the performance-linked coefficient for the aforementioned [points] has been determined to be 78% in accordance with the Rules for Issuance of Shares.

3)	Policy and method of determining officer compensation, etc.

The Company has established the policy below for determining compensation, etc. for Directors. Within the total amount decided at the General Meeting of Shareholders based on this policy, compensation for Directors (excluding Directors who are Audit & Supervisory Committee Members) is determined by the Board of Directors, and compensation for Directors who are Audit & Supervisory Committee Members is determined through discussions with Directors who are Audit & Supervisory Committee Members at the Audit & Supervisory Committee.

The Company has established a Nomination and Compensation Committee as an advisory body to the Board of Directors in order to address important management issues, including the improvement of the objectiveness and transparency of the nomination and compensation of officers. The committee regularly checks on particularly important matters such as nomination of officers and compensation for Directors and provides appropriate advice to the Board of Directors. The Nomination and Compensation Committee is a meeting body consisting of the Chairman of the Board of Directors and Outside Directors, and it confirms and advises on important management issues such as nomination and compensation.

The Company’s policy for compensation for Directors is provided below.

•	Method of determining policy

The policy on compensation for Directors (excluding Directors who are Audit & Supervisory Committee Members) is determined by the Board of Directors, taking into account the advice of the Nomination and

Compensation Committee. The policy on compensation for Directors who are Audit & Supervisory Committee Members is determined through discussions with Directors who are Audit & Supervisory Committee Members at the Audit & Supervisory Committee.

•	Basic policy

The Group seeks to grow stronger and more highly profitable by making unique and socially useful products backed by technology at a low cost around the world and providing them at reasonable prices. We believe that pursuing this policy from a medium- to long-term perspective will contribute to improving the Group’s medium- to long-term corporate value and increase stakeholder satisfaction.

In carrying out this policy, we believe that it is necessary for us to promote the motivation of the management team, including the Directors of the Company, to achieve performance targets and stakeholder satisfaction from the standpoint of compensation. For that reason, we have introduced treasury shares compensation for the Company’s management that varies to a certain extent according to the degree of achievement of KPIs related to the priority measures in the Group’s medium-term plan. Balancing this with monetary compensation that varies according to the degree of achievement of performance targets for each fiscal year, we aim to improve corporate value and stakeholder satisfaction over the medium to long term.

•	Policy for determining amounts for individual compensation, etc. and method of calculation (excluding performance-linked compensation, etc. / non-monetary compensation, etc.)

Considering their responsibilities in improving performance in each fiscal year and increasing corporate value over the medium to long term, compensation for Directors (excluding Outside Directors and Directors who are Audit & Supervisory Committee Members) is broken down into three categories. These are base compensation (monetary), short-term performance-linked compensation (monetary) and medium- to long- term performance-linked compensation (stock), comprised of fixed compensation, expectations for short-term results and expectations for long-term results. On the other hand, Outside Directors who are not Audit & Supervisory Committee Members are expected to provide objective opinions and suggestions from an outside perspective that is independent from business execution, so in light of this, they are only paid base compensation pay (monetary).

In addition, compensation for Directors who are Audit & Supervisory Committee Members is base compensation pay (monetary) only according to position as they are responsible for auditing and supervising the execution of duties for the Group as a whole.

Compensation may be temporarily reduced or not paid at all in the event of a sudden worsening of performance or damage to corporate value.

The compensation system for the Company’s Directors is set up in such a way that compensation differs according to the responsibilities of the position (chairman, president, vice president, senior managing director, etc.). The difference currently applied, when the short-term and long-term performance portions are the base amount, is set at 1 for senior managing directors and around 1.6 for the chairman and president.

•	Policy for determining performance indicators, etc. related to performance-linked compensation, etc. and the method of calculating the amount or number

Performance-linked compensation is paid in a range between 0 and 200% according to the degree of achievement of evaluation items.

When determining short-term performance-linked compensation, it is the Company’s judgment that maintaining and improving the profit level is the most appropriate indicator of corporate performance. As such, the degree of achievement of the initial operating profit plan, dividend amount, employee bonus amount and other matters impacting performance (natural disasters, extraordinary gains/losses, etc.) are considered.

The indicators of medium- to long-term performance-linked compensation are ROIC (financial indicator) and the FTSE Russell ESG score (non-financial indicator) to increase overall profitability of the Group and promote ESG management. The weight given to these items is 90% and 10%, respectively.

•	Policy for determining the content, amount, number or method of calculating non-monetary compensation, etc.

For medium- to long-term performance-linked compensation, we utilize the officer compensation BIP (Board Incentive Plan) trust system in order to increase the motivation of Directors to contribute to improving the

Group’s medium- to long-term performance and increasing corporate value. This plan is a system for issuing and paying the shares of the Company and share exchange price at disposal of the Company (hereinafter referred to as “the Company’s shares, etc.”) in a number corresponding to points calculated according to position/length of service and the degree of achievement, etc. of medium-term targets to eligible Directors (excluding Outside Directors and Directors who are Audit & Supervisory Committee Members) and Operating Officers following the Rules for Issuance of Shares approved by the Board of Directors.

•	Policy for determining the ratio (percentage) of each type of individual compensation, etc.

The Company’s business domain is the manufacture and sale of mechanical seals, special valves, etc., and other mechanical parts in industries that include automobiles, construction equipment, general industrial machinery, semiconductors, ships, and aerospace. Considering that business performance is easily affected by trends in these industries, the percentages of short-term performance-linked compensation and medium- to long-term performance-linked compensation for Directors (excluding Outside Directors and Directors who are Audit & Supervisory Committee Members) are 10% and 20% of total compensation, respectively.

•	Policy for determining the timing of and conditions for compensation, etc.

Monthly base compensation pay is determined by the Board of Directors after the Ordinary General Meeting of Shareholders for one year beginning from the following month and is paid in a fixed amount on a fixed day every month. Short-term performance-linked compensation is determined by the Board of Directors based on the year-end financial results in accordance with the above-mentioned “Policy for determining performance indicators, etc. related to performance-linked compensation, etc. and the method of calculating the amount or number.” It is paid by the time of the Ordinary General Meeting of Shareholders for the financial results in question. As for medium- to long-term performance-linked compensation, following the Rules for Issuance of Shares approved by the Board of Directors, a fixed number of points calculated according to position and length of service and performance-linked points designed to incentivize achievement of the medium-term management plan, etc. are granted at a certain time every year. In principle, when the medium-term management plan ends, a number of the Company’s shares, etc. corresponding to the cumulative number of fixed points and a number of the shares, etc. corresponding to the cumulative number of performance-linked points multiplied by a performance-linked coefficient according to the degree of achievement of medium-term targets are issued and paid.

•	Method of determining individual compensation, etc.

The Chairman of the Board of Directors, who is the chair of meetings of the Board of Directors, submits an executive compensation plan to the Board of Directors where the amount of compensation, etc. for individual Directors (excluding Directors who are Audit & Supervisory Committee Members) and the method of calculation thereof are determined, taking into account the advice of the Nomination and Compensation Committee.

The amount of compensation for Directors who are Audit & Supervisory Committee Members is determined by the Audit & Supervisory Committee through discussions with Directors who are Audit & Supervisory Committee Members.

3.	Policy on Determination of Dividends of Surplus, etc.

The Company aims to continuously improve its corporate value and regards the return of profits to shareholders as one of its most important management issues. From this perspective, decisions on dividends of surplus, etc. shall be made in accordance with the following policies.

•	Dividends of Surplus

The Company’s basic stance regarding dividends of surplus is to pay stable dividends that take into account the balance between profit return and internal reserves for medium- to long-term growth.

With regard to the year-end dividend for FY2025, the Board of Directors resolved the following appropriation of surplus on May 21, 2026, based on the above policy. As a result, with regard to dividends of surplus for the fiscal year under review, the interim dividend of 60 yen per share has been paid, and the annual dividend per share will be 125 yen.

[Matters related to year-end dividends]

1.	Type of dividend property

Cash

2.	Allocation of dividend property and total amount thereof

65 yen per common share of the Company

Total amount: 3,006,333,135 yen

3.	Effective date of distribution of dividends of surplus

June 5, 2026

•	Purchase of Treasury Shares

With regard to the purchase of treasury shares, the Company’s policy is to flexibly purchase treasury shares in accordance with market stock price trends and other factors from the viewpoint of the Company’s shareholder composition and the securing of stock price and liquidity in the stock market.

◎	The following is a description of the above report.
1.	Amounts in millions of yen are rounded down to the nearest million yen.
2.	Basic earnings per share is calculated based on the average number of outstanding shares during the period, excluding treasury shares, and is rounded to the nearest yen.
3.	Percentage of change from the previous year in consolidated net sales, consolidated ordinary profit, etc. and investment ratio in important subsidiaries of the Company are rounded to the nearest first decimal place.

Consolidated Financial Statements

(April 1, 2025 to March 31, 2026)

Consolidated Balance Sheets

(As of March 31, 2026)

(Millions of yen)

Subject	Amount	Subject	Amount
Assets		Liabilities
Current assets	125,450	Current liabilities	51,741
Cash and deposits	33,681	Accounts payable - trade	9,858
Notes receivable - trade	774	Electronically recorded obligations - operating	3,063
Accounts receivable - trade	35,486	Short-term borrowings	3,382
Electronically recorded monetary claims - operating	6,441	Current portion of long-term borrowings	11,834
Merchandise and finished goods	12,822	Accounts payable - other	4,075
Work in process	10,810	Lease liabilities	539
Raw materials and supplies	16,278	Income taxes payable	1,359
Accounts receivable - other	4,364	Contract liabilities	1,773
Other	4,900	Deposits received from employees	4,366
Allowance for doubtful accounts	(109)	Provision for bonuses	3,247
Non-current assets	103,130	Provision for share awards for directors (and other officers)	600
Property, plant and equipment	64,220	Provision for loss on orders received	402
Buildings and structures	29,193	Other	7,238
Machinery, equipment and vehicles	18,854	Non-current liabilities	34,218
Tools, furniture and fixtures	4,453	Long-term borrowings	22,949
Land	6,899	Lease liabilities	879
Leased assets	1,401	Deferred tax liabilities	2,691
Construction in progress	3,416	Retirement benefit liability	6,689
Intangible assets	2,185	Provision for environmental measures	297
Goodwill	51	Other	712
Other	2,133	Total liabilities	85,959
Investments and other assets	36,724	Net assets
Investment securities	22,138	Shareholders’ equity	99,722
Long-term loans receivable	524	Share capital	10,490
Deferred tax assets	3,240	Capital surplus	11,827
Retirement benefit asset	9,383	Retained earnings	84,587
Other	1,541	Treasury shares	(7,183)
Allowance for doubtful accounts	(104)	Accumulated other comprehensive income	33,340
		Valuation difference on available-for- sale securities	1,064
		Foreign currency translation adjustment	22,463
		Remeasurements of defined benefit plans	9,811
		Non-controlling interests	9,558
		Total net assets	142,621
Total assets	228,581	Total liabilities and net assets	228,581

Consolidated Statements of Income

(April 1, 2025 to March 31, 2026)

(Millions of yen)

Subject	Amount
Net sales	177,488
Cost of sales	131,780
Gross profit	45,707
Selling, general and administrative expenses	32,238
Operating profit	13,468
Non-operating income	4,671
Interest and dividend income	528
Share of profit of entities accounted for using equity method	2,931
Other	1,211
Non-operating expenses	969
Interest expenses	676
Other	292
Ordinary profit	17,170
Extraordinary income	18
Gain on sale of non-current assets	18
Extraordinary losses	468
Loss on retirement of non-current assets	133
Impairment losses	335
Profit before income taxes	16,720
Income taxes - current	3,732
Income taxes - deferred	739
Total income taxes	4,471
Profit	12,249
Profit attributable to non-controlling interests	2,420
Profit attributable to owners of parent	9,828

Audit Report

Accounting audit report on Consolidated Financial Statements

Independent Auditor’s Report

May 15, 2026

The Board of Directors

Eagle Industry Co., Ltd.

Nihombashi Corporation, Incorporated Accounting Firm

Chuo-ku, Tokyo

Designated Employee, Executive Employee

Certified Public Accountant
Yoshiaki Yanagi

Designated Employee, Executive Employee

Certified Public Accountant
Hiroaki Kuroiwa

Audit Opinion

Pursuant to the provisions of Article 444, Paragraph 4 of the Companies Act, we have audited the consolidated financial statements of Eagle Industry Co., Ltd. for the consolidated fiscal year from April 1, 2025, to March 31, 2026—namely, the Consolidated Balance Sheet, the Consolidated Statement of Income, the Consolidated Statements of Changes in Equity, and the Notes to Consolidated Financial Statements.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position and the results of operations of the corporate group (consisting of Eagle Industry Co., Ltd. and its consolidated subsidiaries) for the period covered by the said consolidated financial statements, in accordance with accounting principles generally accepted in Japan.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in Japan. Our responsibilities under those standards are further described in the “Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements” section of our report. We are independent of the Company and its consolidated subsidiaries in accordance with the ethical requirements that are relevant to our audit of the consolidated financial statements in Japan (including requirements applicable to audits of financial statements of public interest entities), and we have fulfilled our other ethical responsibilities in accordance with these requirements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Other Information

The “Other Information” consists of the Business Report and the related supplementary schedules. Management is responsible for the preparation and disclosure of the Other Information. In addition, the Audit and Supervisory Committee is responsible for overseeing the Directors’ execution of their duties in the establishment and operation of the reporting process for the Other Information.

The scope of our audit opinion on the consolidated financial statements does not include the Other Information, and we do not express an opinion on the Other Information.

Our responsibility in the audit of the consolidated financial statements is to read through the Other Information and, in doing so, consider whether there are material inconsistencies between the Other Information and the consolidated financial statements or the knowledge we obtained during the audit process, and to remain alert for any indications of material misstatements in the Other Information beyond such material inconsistencies.

If, based on the work we have performed, we conclude that there is a material misstatement in the Other Information, we are required to report that fact.

Regarding the Other Information, there are no matters that we are required to report.

Responsibilities of Management and the Audit and Supervisory Committee for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in Japan. This includes the development and operation of such internal control as management determines is necessary to enable the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is responsible for assessing whether it is appropriate to prepare the consolidated financial statements based on the going concern assumption and for disclosing matters related to going concern if such disclosure is necessary in accordance with accounting principles generally accepted in Japan.

The Audit and Supervisory Committee is responsible for overseeing the Directors’ execution of their duties in the establishment and operation of the financial reporting process.

Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements

The responsibilities of the auditor are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, based on the audit performed by the auditor, and to express an opinion on the consolidated financial statements from an independent standpoint in the audit report. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these consolidated financial statements.

The auditor conducts the audit in accordance with auditing standards generally accepted in Japan, exercising professional judgment and maintaining professional skepticism throughout the audit process to perform the following:

•	Identify and assess the risks of material misstatement, whether due to fraud or error. Design and perform audit procedures responsive to those risks of material misstatement. The selection and application of audit procedures are at the auditor’s discretion. Furthermore, obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion.
•	The purpose of the audit of the consolidated financial statements is not to express an opinion on the effectiveness of internal control. However, in making those risk assessments, the auditor considers internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances.
•	Evaluate the appropriateness of accounting policies adopted by management and the application thereof, as well as the reasonableness of accounting estimates made by management and the adequacy of the related disclosures.
•	The auditor concludes whether it is appropriate for management to prepare the consolidated financial statements on a going concern basis, and whether, based on the audit evidence obtained, a material uncertainty exists related to events or conditions that may cast significant doubt on the entity’s ability to continue as a going concern. If the auditor concludes that a material uncertainty exists, they are required to draw attention in the auditor’s report to the related disclosures in the consolidated financial statements. Or, if such disclosures are inadequate, to express a qualified opinion on the consolidated financial statements. While the auditor’s conclusions are based on the audit evidence obtained up to the date of the auditor’s report, future events or conditions may cause an entity to cease to continue as a going concern.
•	The auditor evaluates whether the presentation and disclosures of the consolidated financial statements are in accordance with generally accepted accounting principles in Japan. Furthermore, the auditor evaluates the overall presentation, structure, and content of the consolidated financial statements (including the disclosures) and whether the consolidated financial statements represent the underlying transactions and accounting events in a manner that achieves fair presentation.
•	The auditor must plan and perform the auditing of consolidated financial statements, in order to obtain sufficient and appropriate audit evidence relating to the financial information of the Company and its consolidated subsidiaries, which becomes the basis of expressing an opinion on the consolidated financial statements. The auditor is responsible for the direction, supervision, and review of the audit of the consolidated financial statements. The auditor remains solely responsible for the audit opinion.

The auditor will report to the Audit and Supervisory Committee regarding the planned scope and timing of the audit, significant findings identified during the audit process including material deficiencies in internal control, and other matters required by auditing standards.

The auditor will report to the Audit and Supervisory Committee that they have complied with the relevant provisions of professional ethics regarding independence in Japan. Furthermore, the auditor will report all matters that may reasonably be thought to bear on the auditor’s independence, as well as the details of any actions taken to eliminate inhibiting factors or safeguards applied to reduce such factors to an acceptable level.

Interests

There are no interests between the Company and its consolidated subsidiaries and the Audit Firm or its engagement partners that are required to be disclosed under the provisions of the Certified Public Accountants Act.

Audit Report of the Audit & Supervisory Committee

Audit Report

The Audit & Supervisory Committee has audited the performance of duties by the Directors during the 2025 fiscal year, covering the period from April 1, 2025, to March 31, 2026. We hereby report the methods and results of that audit as follows.

1.	Audit Method and Details

Regarding both the contents of the Board of Directors’ resolutions regarding the matters listed in Article 399-13, Paragraph 1, Item 1, (b) and (c) of the Companies Act and the internal control system established based on those resolutions, the Audit and Supervisory Committee received regular reports from Directors and employees, etc., concerning the status of their establishment and operation, requested explanations and expressed opinions as necessary, and conducted the audit by the following methods.

(1)	In accordance with the audit policies and division of duties established by the Audit & Supervisory Committee, and in collaboration with the Company’s internal control department, we attended important meetings and received reports from Directors and employees, etc., regarding the performance of their duties, requested explanations as necessary, inspected important approval documents, etc., and investigated the status of operations and assets at the head office and major business locations. Furthermore, regarding subsidiaries, we sought to facilitate communication and exchange information with the directors, corporate auditors, and other relevant parties of said subsidiaries, and received business reports from subsidiaries as necessary.
(2)	We monitored and verified whether the Accounting Auditor maintained an independent standing and performed appropriate audits. Additionally, we received reports from the Accounting Auditor regarding the status of the performance of their duties and requested explanations as necessary. We also received a report from the accounting auditor stating that “systems for ensuring proper execution of duties” (listed in each item of Article 131 of the Regulation on Corporate Accounting) have been established in accordance with the “Quality Control Standards for Audits” (Business Accounting Council), and asked the accounting auditor for explanations as necessary.

Based on the methods described above, we have examined the Business Report and its Supplementary Schedules, the Financial Statements (Balance Sheet, Statement of Income, Statements of Changes in Equity, and Notes to Non-Consolidated Financial Statements) and their Supplementary Schedules, as well as the Consolidated Financial Statements (Consolidated Balance Sheet, Consolidated Statement of Income, Consolidated Statements of Changes in Equity, and Notes to Consolidated Financial Statements) for the fiscal year under review.

2.	Audit Results
(1)	Audit Results of Business Report and Others
1)	The Audit & Supervisory Board acknowledges that the business report and the related supplementary schedules fairly present the Company’s conditions in accordance with laws and regulations and the Articles of Incorporation.
2)	With regard to the performance of duties by Directors, the Audit & Supervisory Board finds no significant evidence of wrongful acts, nor violations of laws and regulations, or the Articles of Incorporation.
3)	The Audit & Supervisory Board acknowledges that the content of the resolution by the Board of Directors concerning the internal control system is appropriate. Also, statements in the Business Report and execution of duties by Directors regarding the relevant internal control system have nothing to be pointed out.

(2)	Audit Results of the Non-consolidated Financial Statements and the Related Supplementary Schedules

We acknowledge that the audit methods and results of Nihombashi Corporation, Incorporated Accounting Firm, are appropriate.

(3)	Audit Results of Consolidated Financial Statements

We acknowledge that the audit methods and results of Nihombashi Corporation, Incorporated Accounting Firm, are appropriate.

May 19, 2026

Eagle Industry Co., Ltd. Audit & Supervisory Committee

Standing Audit & Supervisory Committee member

Yasumitsu Iba [seal]

Audit & Supervisory Committee member

Katsuhiko Shono [seal]

Audit & Supervisory Committee member

Masako Sakaguchi [seal]

Audit & Supervisory Committee member

Takashi Koike [seal]

- 33 -